Exhibit 10.17
AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment (this “Amendment”) to the Employment Agreement dated July 29, 2020 (the “Original Agreement” and, as amended by this Amendment, the “Agreement”) is made and entered into as of October 2, 2022, by and between RKT Holdings, LLC (the “Company”) and Angelo Vitale (“Executive” and, together with the Company, the “Parties”).
RECITALS
WHEREAS, the Parties previously entered into the Original Agreement to reflect the terms upon which Executive would provide services to the Company and/or its direct and indirect subsidiaries from time to time (each, a “Rocket Company,” and with Rocket Companies, Inc. (“Rocket”), collectively, the “Rocket Companies”);
WHEREAS, terms used but not defined in this Amendment shall have the meaning given in the Original Agreement; and
WHEREAS, the Parties wish to amend the Original Agreement to reflect a new role for Executive effective October 3, 2022 (the “Transition Date”).
NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth in this Amendment, and the performance by the Parties of their respective obligations hereunder, the Parties, intending to be legally bound, agree as follows:
1.As of the Transition Date, Executive will no longer serve as General Counsel and Secretary, and as a result certain matters related to Executive’s position, compensation and place of performance shall be modified as set forth on Exhibit A hereto.
2.Notwithstanding the foregoing, subject to Executive signing and letting become effective the Company’s standard severance agreement, which includes non-competition, non-solicitation, non-disparagement, confidentiality and full release provisions, among other provisions, Executive shall remain eligible to receive a pro-rated Annual Bonus for 2022 reflecting the portion of the year through the Transition Date, with the target level as in effect immediately prior to the Transition Date, with actual payment, if any, based on the satisfaction of such business objectives and/or other criteria as determined in the sole discretion of the Committee.
3.If Executive remains employed with the Rocket Companies until at least January 1, 2023, then upon termination of employment (the “Separation Date”), Executive will receive a separation payment equal to $17,500 for each completed calendar month of services (but not more than 12 months) that Executive provides from the Transition Date through September 30, 2023 (that is, in an amount not to exceed $210,000 total before taxes) (the “Separation Payment”), as full and complete severance, subject to signing no earlier than the Separation Date and no later than 30 days after the Separation Date (and not revoking) the Company’s standard severance agreement, which includes non-competition, non-solicitation, non-disparagement, confidentiality and full release provisions, among other provisions. The Separation Payment will be paid in a lump sum within 60 days following the Separation Date; provided that, if Executive is deemed to be a “specified employee” within the meaning of such term under Section 409A on the Separation Date, then to the extent required to comply with Section 409A, the Separation Payment shall be made on the first business day following the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s

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“separation from service” within the meaning of each such term under Section 409A and (B) the date of Executive’s death.
4.To the extent requested by the Company, Executive will resign from any other position (except as set forth on Exhibit A), whether as officer, director, employee, trustee, consultant or otherwise, that Executive holds with the Rocket Companies, except as otherwise agreed to by the Parties.
5.The obligation of the Company, pursuant to Section 19 of the Original Agreement, to cause Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers shall last for at least six (6) years following the Transition Date.
6.Nothing herein changes the at-will nature of Executive’s employment as set forth in the Original Agreement.
7.This Amendment shall in all respects be governed by and construed in accordance with the laws of the State of Michigan, not including the choice-of-law rules thereof.

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IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment to be duly executed as of the date first written above.

RKT HOLDINGS, LLC
/s/ Jay Farner
By: Jay Farner
Title: Chief Executive Officer
/s/ Angelo V. Vitale
EXECUTIVE

[Signature Page to Amendment]

EXHIBIT A
Change in Employment Position as of the Transition Date

New role:	Employed in Of Counsel role, until no later than September 30, 2023
New base salary:	$100,000 on an annualized basis
Future bonus eligibility:	Starting with 2023 performance year, as a salaried employee, eligible for the company’s discretionary Drive bonus subject to approval of Executive’s supervisor and to the extent eligible at the time of annual bonus payment
Treatment of equity awards:	No changes to outstanding equity awards
Other compensation and benefits for new role:	Generally same benefits as other similarly situated employees of applicable employing entity, depending on part-time or full-time requirements for applicable plans (e.g., medical and retirement plans), particularly for qualified plans
Other policies:	Following the Transition Date, Executive may continue to be part of the “Window Group” under insider trading policy, depending on new role, as determined by Rocket